Exhibit 99.3 Reconciliation of Adjusted income from continuing operations

	As reported Quarter Ended March 31, 2016	Adjustments	As adjusted Quarter Ended March 31, 2016	As reported Quarter Ended December 31, 2015	Adjustments	As adjusted Quarter Ended December 31, 2015	As reported Quarter Ended March 31, 2015	Adjustments	As adjusted Quarter Ended March 31, 2015

Net sales	$504.6		$504.6	$462.9		$462.9	$471.7		$471.7
Operating costs and expenses:
Cost of sales	415.5		415.5	395.3		395.3	427.8		427.8
Depreciation and amortization	27.9		27.9	24.0		24.0	26.7		26.7
Selling and administrative	42.3		42.3	37.9		37.9	38.7		38.7
(Gain) loss on sale or impairment of long-lived assets, net	—		—	0.6	(0.6)	—	0.1	(0.1)	—
Other operating credits and charges, net	—		—	3.7	(3.7)	—	11.6	(11.6)	—
Total operating costs and expenses	485.7		485.7	461.5		457.2	504.9		493.2
Income (loss) from operations	18.9		18.9	1.4		5.7	(33.2)		(21.5)
Non-operating income (expense):
Interest expense, net of capitalized interest	(8.0)		(8.0)	(8.1)		(8.1)	(7.5)		(7.5)
Investment income	1.8		1.8	1.5		1.5	1.4		1.4
Other non-operating items	0.5		0.5	0.2		0.2	(2.2)		(2.2)
Total non-operating income (expense)	(5.7)		(5.7)	(6.4)		(6.4)	(8.3)		(8.3)
Income (loss) before taxes and equity in income of unconsolidated affiliates	13.2		13.2	(5.0)		(0.7)	(41.5)		(29.8)
Provision (benefit) for income taxes	4.4	(4.4)	—	5.0	(5.0)	—	(6.3)	6.3	—
"Normalized" tax rate @ 35%	—	5.1	5.1	—	0.4	0.4	—	(10.2)	(10.2)
Equity in income of unconsolidated affiliates	(1.5)		(1.5)	(2.6)	0.7	(1.9)	(0.7)		(0.7)
Income (loss) from continuing operations	10.3		9.6	(7.4)		0.8	(34.5)		(18.9)
Income (loss) from discontinued operations before taxes	—		—	(0.3)		(0.3)	—		—
Provision (benefit) for income taxes	—		—	(0.1)		(0.1)	—		—
Income (loss) from discontinued operations	—		—	(0.2)		(0.2)	—		—
Net income (loss)	$10.3		$9.6	$(7.6)		$0.6	$(34.5)		$(18.9)

Income (loss) per share of common stock:
Net income (loss) per share - basic	$0.07		$0.07	$(0.05)		$0.01	$(0.24)		$(0.13)
Net income (loss) per share - diluted	$0.07		$0.07	$(0.05)		$0.01	$(0.24)		$(0.13)

Average shares of stock outstanding - basic	142.9		142.9	142.7		142.7	142.0		142.0
Average shares of stock outstanding - diluted	145.2		145.2	142.7		142.7	142.0		142.0